                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

                                       of

                                 Waverly, Inc.

                                       at

                              $39.00 Net Per Share

                                       by

                              MP Acquisition Corp.

                     an indirect wholly owned subsidiary of

                        Wolters Kluwer U.S. Corporation

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
                                      CITY
         TIME, ON TUESDAY, MARCH 17, 1998, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN THAT NUMBER OF SHARES OF
  COMMON STOCK, PAR VALUE $2.00 PER SHARE ("SHARES"), OF WAVERLY, INC. (THE
     "COMPANY"), WHICH TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY THE
       PARENT OR THE OFFEROR, REPRESENT AT LEAST TWO-THIRDS OF THE
         OUTSTANDING SHARES ON A FULLY DILUTED BASIS, (ii) RECEIPT
            BY THE OFFEROR (AS DEFINED HEREIN) OF CERTAIN
              GOVERNMENTAL APPROVALS AND (iii) SATISFACTION OF
                CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION
                15-- "CERTAIN CONDITIONS TO THE OFFEROR'S
                      OBLIGATIONS", WHICH SETS FORTH IN
                      FULL THE         CONDITIONS OF THE
                                     OFFER.

THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 10, 1998, BY AND AMONG WOLTERS KLUWER U.S. CORPORATION,
  MP ACQUISITION CORP. AND THE COMPANY. THE BOARD OF DIRECTORS OF THE
     COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE
       MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF EACH OF THE
         OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS
            OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT
              HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER
                THEIR SHARES IN                       THE
                                     OFFER.

                                   IMPORTANT

    Any stockholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary, or follow the procedure for book-entry transfer set forth in Section 3-- "Procedure for Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

    Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3--"Procedure for Tendering Shares".

    Questions and requests for assistance or additional copies of this Offer to Purchase, Letter of Transmittal or any other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                      The Dealer Manager for the Offer is:

                                     [LOGO]

February 18, 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----

INTRODUCTION...............................................................................................           1

   1. Terms of the Offer...................................................................................           2
   2. Acceptance for Payment and Payment for Shares........................................................           4
   3. Procedure for Tendering Shares.......................................................................           5
   4. Withdrawal Rights....................................................................................           8
   5. Certain United States Federal Income Tax Considerations..............................................           9
   6. Price Range of Shares; Dividends.....................................................................          10
   7. Certain Effects of the Transaction...................................................................          10
   8. Certain Information Concerning the Company...........................................................          11
   9. Certain Information Concerning Wolters Kluwer, Wolters Kluwer International, the Parent, WK America,
      Lippincott-Raven and the Offeror.....................................................................          13
  10. Source and Amount of Funds...........................................................................          15
  11. Background of the Offer; Past Contacts, Transactions or Negotiations with the Company................          15
  12. Purpose of the Offer and the Merger; Plans for the Company...........................................          16
  13. The Merger Agreement, the Option Agreement and the Guarantee.........................................          17
  14. Dividends and Distributions..........................................................................          26
  15. Certain Conditions to the Offeror's Obligations......................................................          27
  16. Certain Legal Matters................................................................................          28
  17. Fees and Expenses....................................................................................          31
  18. Miscellaneous........................................................................................          31

     Schedule I -- Directors and Executive Officers of Wolters Kluwer, Wolters Kluwer International, the
      Parent, WK America, Lippincott-Raven and the Offeror.................................................          32

To the Holders of Common Stock,
par value $2.00 per share, of Waverly, Inc.:

                                  INTRODUCTION

    MP Acquisition Corp., a Maryland corporation (the "Offeror") and an indirect wholly owned subsidiary of Wolters Kluwer U.S. Corporation, a Delaware corporation (the "Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $2.00 per share (the "Common Stock" or the "Shares"), of Waverly, Inc., a Maryland corporation (the "Company"), at a purchase price of $39.00 per Share net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer (as defined below), referred to herein as the "Offer Price"), without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Tendering holders of record of Shares who tender directly will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. The Offeror will pay all charges and expenses of Credit Suisse First Boston Corporation, which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), Morgan Guaranty Trust Company of New York (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") in connection with the Offer. See Section 17--"Fees and Expenses".

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS HEREINAFTER DEFINED) AND THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE, AND THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY THE PARENT OR THE OFFEROR REPRESENT AT LEAST TWO-THIRDS OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER IS ALSO CONDITIONED UPON THE OFFEROR OBTAINING CERTAIN GOVERNMENTAL APPROVALS AND THE SATISFACTION OF OTHER TERMS AND CONDITIONS. SEE SECTION 15-- "CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS".

    Morgan Stanley & Co. Incorporated ("Morgan Stanley"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of such opinion is contained in the Company's Statement on Schedule 14D-9 which is being distributed to the Company's stockholders.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 10, 1998 (the "Merger Agreement"), by and among the Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Maryland General Corporation Law, as amended (the "Maryland GCL"), the Offeror will be merged with and into the Company (the "Merger"). See Section 12--"Purpose of the Offer and the Merger; Plans for the Company". Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be an indirect wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each share of the Common Stock that is issued and outstanding (other than stock of the Company owned by the Company, the Parent, the Offeror, or any other subsidiary of the Parent or stock with respect to which appraisal rights are available and properly exercised under Maryland law, if any), will be converted into the right to receive the Offer Price, without interest thereon, upon surrender of the certificates formerly representing such Shares. See Section 5--"Certain United States Federal Income Tax Considerations" for a description of certain tax consequences of the Offer and the Merger. The payment obligations of the Parent and the Offeror under the Merger Agreement have been guaranteed by Wolters Kluwer nv, a corporation organized under the laws of The Netherlands ("Wolters Kluwer") and the ultimate parent of the Parent and the Offeror, pursuant to a Letter Agreement, dated February 11, 1998 between Wolters Kluwer and the Company (the "Guarantee"). See
Section 13--"The Merger Agreement, the Option Agreement and the Guarantee".

    The Merger Agreement provides that, promptly after the Offeror acquires Shares pursuant to the Offer, the Parent will be entitled to designate up to that number of directors of the Board of Directors of the Company (rounded up to the next whole number) as will make the percentage of the Company's directors designated by the Parent equal to the aggregate voting power of the Shares held by the Parent and any of its subsidiaries (assuming the exercise of all outstanding options to purchase Common Stock).

    The Parent and the Offeror have entered into a Stock Option and Tender Agreement, dated as of February 10, 1998 (the "Option Agreement"), with the stockholders identified therein (each a "Stockholder" and collectively, the "Stockholders") beneficially owning an aggregate of 5,338,680 Shares (representing approximately 53.3% of the Shares outstanding on February 10, 1998 on a fully diluted basis). Such Shares beneficially owned by the Stockholders are hereinafter referred to as the "Stockholders' Shares". Pursuant to the Option Agreement, the Stockholders have, among other things, (i) agreed to tender into the Offer and not withdraw all of the Stockholders' Shares, unless the Offer is terminated by Parent or the Offeror without any Shares being purchased thereunder and (ii) granted to Parent or the Offeror, as the Parent shall designate ("the Optionee"), a conditional option to purchase the Stockholders' Shares. In addition, certain Stockholders have agreed to appoint Parent under certain circumstances as such Stockholders' proxy to vote such Stockholders' Shares on all matters in connection with the consummation of the transactions contemplated by the Merger Agreement and the Option Agreement.

    The Company has advised the Offeror that as of February 10, 1998, there were
(i) 9,039,576 Shares issued and outstanding, (ii) outstanding stock options under the Waverly Press, Inc. 1984 Stock Option Plan, the Company 1996 Employee Stock Option Plan and the Director Stock Plan (collectively, the "Company Stock Option Plans") for not in excess of 973,750 Shares and (iii) 500,000 shares of preferred stock, none of which are issued and outstanding. As of the date hereof, neither the Offeror nor the Parent beneficially owns any Shares. If the Offeror acquires at least 6,675,551 Shares in the Offer, the Minimum Condition will be satisfied. Accordingly, the Offeror would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder. In the event that the Offeror acquires 90% or more of the Shares, the Parent would be able to effectuate the Merger by appropriate resolutions of the Boards of Directors of the Offeror and the Company without any meeting or action by the stockholders of the Company.

    The Offeror has been advised by the Company that, to the best of the Company's knowledge, all of the Company's directors and executive officers currently intend to tender all Shares owned by them pursuant to the Offer.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4--"Withdrawal Rights". The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, March 17, 1998, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

    If the Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION AND THE OFFEROR OBTAINING CERTAIN GOVERNMENTAL APPROVALS. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND THE PARENT IF CERTAIN EVENTS OCCUR. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15--"CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS". The Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), and subject to the limitations set forth in the Merger Agreement and described below, to waive any condition (other than the Minimum Condition) to the Offer prior to the Expiration Date. If the Minimum Condition or any of the other conditions set forth in Section 15--"Certain Conditions to the Offeror's Obligations" have not been satisfied, by 12:00 Midnight, New York City time, then on Tuesday, March 17, 1998 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (ii) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer, or (iii) subject to the Merger Agreement terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. Notwithstanding the foregoing, prior to invoking the condition set forth in paragraph (a) of Section 15--"Certain Conditions to the Offeror's Obligations" with regard to actions taken or statutes, rules, regulations, judgments, orders or injunctions promulgated, entered or enforced by any governmental entity of competent jurisdiction in the United States or other country in which the Company or the Parent directly or indirectly has material assets or operations with respect to the Parent's ownership of the Shares, operation of the Company's business or prohibiting the Offer or the Merger, the Parent shall have used its reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted.

    Under the terms of the Merger Agreement, the Offeror may not, without the consent of the Company, amend or waive the Minimum Condition, reduce the number of Shares subject to the Offer, reduce the price per Share to be paid pursuant to the Offer, impose any other conditions to the Offer other than the conditions set forth in Section 15--"Certain Conditions to the Offeror's Obligations" or modify such conditions (other than to waive any such conditions to the extent permitted by the Merger Agreement), change the form of consideration payable in the Offer, or amend, waive or add any other term of the Offer in any manner adverse to the Company or the holders of Shares, or extend the expiration date of the Offer. Notwithstanding the foregoing, the Offeror shall extend the Offer for a period of ten business days following the initial expiration date of the Offer, if any of the conditions shall not have been satisfied or waived at such date. In addition, the Merger Agreement provides that the Offeror shall extend the Offer at any time up to six (6) months for one or more period(s) of not more than 10 business days beyond the latest expiration date if all conditions to the Offer have not been waived or satisfied. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase without the consent of the Company.

    Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror also expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to extend the period of time during which the Offer is open and thereby delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15--"Certain Conditions to the Offeror's Obligations", by giving written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule l4e-l(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offeror exercises its right to extend the Offer. There can be no assurance that the Offeror will exercise its rights to extend the Offer.

    Any extension of the period during which the Offer is open, delay in acceptance for payment or termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-l(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

    If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

    The Company has provided the Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4--"Withdrawal Rights" promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-l(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section 15--"Certain Conditions to the Offeror's Obligations". The payment obligations of the Parent and the Offeror under the Merger Agreement have been guaranteed by

Wolters Kluwer pursuant to the Guarantee. See Section 13--"The Merger Agreement, the Option Agreement and the Guarantee". Subject to compliance with Rule 14e-l(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 1--"Terms of the Offer" and Section 16--"Certain Legal Matters". In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3--"Procedures for Tendering Shares", (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

    For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives written notice to the Depositary of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1--"Terms of the Offer", the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4--"Withdrawal Rights" below and as otherwise required by Rule 14e-l(c) under the Exchange Act. Under no circumstances will interest be paid by the Offeror because of any delay in making such payment.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

3. PROCEDURE FOR TENDERING SHARES.

    VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility procedures for transfer. Although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer and any other required documents, must, in any case, be transmitted to and received by the Depositary at the address set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with.

    SIGNATURE GUARANTEE. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule l7Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

       (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. The term "trading day" is any day on which the NASDAQ National Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or the Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent Message, and
(iii) any other documents required by the Letter of Transmittal.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT "BACKUP" WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER OR PURSUANT TO THE MERGER, EACH STOCKHOLDER MUST EITHER PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR ESTABLISH SOME OTHER EXEMPTION TO BACKUP WITHHOLDING. FOREIGN HOLDERS MUST SUBMIT A COMPLETED FORM W-8 TO AVOID BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 8 AND 9 SET FORTH IN THE LETTER OF TRANSMITTAL AND SECTION 5--"CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS".

    EXAMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after February 10,
1998). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

    A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after February 10, 1998), and (ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4--"Withdrawal Rights", tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after Saturday, April 18, 1998. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4--"Withdrawal Rights", subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

    For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holders, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3--"Procedure for Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3--"Procedure for Tendering Shares".

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.

    The following is a summary of certain United States federal income tax considerations of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that may be relevant to holders of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to holders of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules under the United States federal income tax laws. This discussion does not discuss the United States federal income tax consequences to a holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH HOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between (i) the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and
(ii) the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Assuming that Shares are held as a capital asset, such gain or loss will be a capital gain or loss. Any such capital gain will be a long-term capital gain taxable to a non-corporate holder at a maximum rate of 20% if the holder's Shares have been held for more than 18 months on the date of sale (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger); a long-term capital gain taxable to a non-corporate holder at a maximum rate of 28% if the Shares have been held for more than one year but not more than 18 months on the date of the sale (or the Effective Time of the Merger) and a short-term capital gain taxable to a non-corporate holder at a maximum rate of up to 39.6% if the Shares have been held for one year or less on the date of sale (or the Effective Time of the Merger).

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a holder of Shares (i) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (ii) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's United States federal income tax liability. Each holder of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Holders tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3--"Procedure for Tendering Shares." Similarly, holders who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

6. PRICE RANGE OF SHARES; DIVIDENDS.

    The Shares are traded in the over-the-counter market, with daily quotations reported on the NASDAQ quotation system. The following table sets forth for the periods indicated the high and low sales prices and dividends per Share as reported by published financial sources:

                                                                                     HIGH        LOW      DIVIDENDS
                                                                                   ---------  ---------  -----------
Year Ended December 31, 1996:
First Quarter....................................................................  $  24.500  $  20.000   $    .060
Second Quarter...................................................................     24.500     19.750        .065
Third Quarter....................................................................     26.250     20.000        .065
Fourth Quarter...................................................................     29.500     22.750        .065
Year Ended December 31, 1997:
First Quarter....................................................................  $  25.250  $  17.750   $    .065
Second Quarter...................................................................     22.500     19.625        .070
Third Quarter....................................................................     25.625     21.250        .070
Fourth Quarter...................................................................     47.250     24.000        .070

    On November 4, 1997, the last full trading day prior to the public announcement of the Company's initiation of the process to sell the Company, the closing price per Share as reported on NASDAQ was $27.375. On February 17, 1998, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on NASDAQ was $38.6875.

7. CERTAIN EFFECTS OF THE TRANSACTION.

    The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Offeror. The Company has advised the Offeror that, as of February 10, 1998, there were approximately 380 stockholders of record and approximately 1,400 beneficial owners of the Shares.

    MARKET FOR SHARES. Depending upon the aggregate market value and per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the NASDAQ over-the-counter market which require that an issuer have at least 750,000 publicly held shares with a market value of five million dollars held by at least 400 stockholders holding round lots and have net tangible assets of at least four million dollars. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's NASDAQ Stock Market with quotations published in the NASDAQ "additional list" or in one of the "local lists." However, if the number of holders of shares of common stock falls below 400, or if the number of publicly held shares of common stock falls below 750,000, or if there are not at least two market makers for such shares, NASD rules provide that the common stock would no longer be "qualified" for NASDAQ Stock Market reporting, and the NASDAQ Stock Market would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Common Stock no longer meets the NASD requirements for continued inclusion in any other tier of the NASDAQ Stock Market, and the Common Stock is no longer included in any tier of the NASDAQ over-the-counter market, the market for such Shares could be adversely affected.

    In the event the Common Stock no longer meets the requirements of the NASD for inclusion in any tier of the NASDAQ National Market, quotations might still be available from other sources. The extent of the public market for such Shares and availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act, and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor the Parent has any knowledge that would indicate that statements contained herein based upon such information or documents are untrue, neither the Offeror, the Parent nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror or the Parent.

    The Company is a Maryland corporation with its principal executive offices located at 351 West Camden Street, Baltimore, Maryland 21201. The Company is a worldwide publisher of books, periodicals and electronic media in the fields of medicine, allied health and related disciplines. Products are distributed to students, practitioners, institutions and companies engaged in the healthcare industry. The Company has operating offices in the United States, Europe, the Far East and South America.

    Set forth below is certain summary consolidated financial data with respect to the Company excerpted from the Company's press release dated February 10, 1998 announcing its year-end results for the fiscal year ended December 31, 1997. More comprehensive financial information is included in the reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the reports and other documents and all the financial information (including any related notes) contained in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                                 WAVERLY, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      YEAR ENDED          THREE MONTHS ENDED
                                                                     DECEMBER 31,
                                                                ----------------------       DECEMBER 31,
                                                                   1997        1996     ----------------------
                                                                ----------  ----------                 1996
                                                                                                    ----------
                                                                                           1997     UNAUDITED
                                                                                        ----------
                                                                                        UNAUDITED
Net Revenues..................................................  $  172,386  $  170,961  $   48,261  $   50,106
Costs and expenses:
  Cost of sales...............................................     102,909     102,027      28,616      28,967
  Selling and distribution....................................      40,700      40,540      10,615      11,178
  General and administrative..................................      10,355      12,899       2,294       3,516
  Depreciation and amortization...............................       6,880       6,053       1,727       1,741
                                                                ----------  ----------  ----------  ----------
Total operating expenses......................................     160,844     161,519      43,252      45,402
INCOME FROM OPERATIONS........................................      11,542       9,442       5,009       4,704
Other income (expense)........................................          92         234         (83)       (121)
Interest expense..............................................        (766)     (1,065)       (260)       (321)
                                                                ----------  ----------  ----------  ----------
INCOME FROM OPERATIONS BEFORE INCOME TAXES AND EARNINGS OF
  AFFILIATED ENTITIES.........................................      10,868       8,611       4,666       4,262
Income tax expense............................................      (3,955)     (3,170)     (1,630)     (1,583)
Equity in the earnings (losses) of affiliated entities........         183         906         232          93
                                                                ----------  ----------  ----------  ----------
NET INCOME....................................................  $    7,096  $    6,347  $    3,268  $    2,772
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------
Earnings per common share and common share equivalents:
BASIC.........................................................  $     0.79  $     0.71  $     0.36  $     0.31

DILUTED.......................................................  $     0.75  $     0.68  $     0.34  $     0.30
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------
Cash dividends declared per share.............................  $    0.275  $    0.255  $    0.070  $    0.065
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------
Average number of common shares outstanding...................   8,943,118   8,902,020   8,975,659   8,920,808
Dilutive potential common shares..............................     505,963     452,961     663,913     505,574
                                                                ----------  ----------  ----------  ----------
Adjusted weighted-average shares..............................   9,449,081   9,354,981   9,639,572   9,426,382

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 400), Chicago, Illinois 60661. Copies of such material may also be obtained by mail, at prescribed rates, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material should also be available for inspection at the offices of NASDAQ, 1735 K Street, N.W., Washington D.C. 20006.

9. CERTAIN INFORMATION CONCERNING WOLTERS KLUWER, WOLTERS KLUWER INTERNATIONAL, THE PARENT, WK AMERICA, LIPPINCOTT-RAVEN AND THE OFFEROR.

    The Offeror is a Maryland corporation which was formed as an acquisition vehicle in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement and will be merged with and into the Company pursuant to the Merger. The Offeror is a wholly owned subsidiary of Lippincott-Raven Publishers, Inc., a Delaware corporation ("Lippincott-Raven"), which is a wholly owned subsidiary of WK America, Inc., a Delaware corporation ("WK America"), which is a wholly owned subsidiary of the Parent. Wolters Kluwer International Holding B.V., a corporation organized under the laws of The Netherlands and a wholly owned subsidiary of Wolters Kluwer ("Wolters Kluwer International"), owns 100% of the outstanding shares of capital stock of the Parent. Wolters Kluwer International, the Parent and WK America are holding companies formed by Wolters Kluwer solely for the purpose of holding shares of capital stock of indirect subsidiaries of Wolters Kluwer.

    The payment obligations of the Parent and the Offeror under the Merger Agreement have been guaranteed by Wolters Kluwer pursuant to the Guarantee.

    Wolters Kluwer is a multidomestic publishing company active in 25 countries. Core activities are legal and tax publishing, business publishing, medical/scientific publishing, educational publishing/professional training and trade publishing for selected markets. Wolters Kluwer has sales of approximately $2.5 billion. In addition to Lippincott-Raven, Wolters Kluwer's U.S. holdings include Aspen Publishers, CCH Incorporated, Facts and Comparisons and Legal Information Services. The principal executive offices of Wolters Kluwer are located at Stadhouderskade 1, 1000 AV, Amsterdam, The Netherlands. The principal executive office of the Parent and the Offeror is c/o Wolters Kluwer United States Inc., 161 North Clark Street, 48th Floor, Chicago, Illinois 60601.

    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Wolters Kluwer, Wolters Kluwer International, Parent, WK America, Lippincott-Raven and the Offeror are set forth in Schedule I hereto.

    Set forth below is certain consolidated financial information regarding Wolters Kluwer and its subsidiaries. The financial information set forth below was prepared in accordance with generally accepted accounting principles used in the Netherlands ("Dutch GAAP"), which differ in certain respects from United States generally accepted accounting principles ("US GAAP"). The principal differences include:

    - Acquired publishing rights are capitalized. In general, publishing rights are considered to have an indefinite economic life, and therefore no systematic amortization is applied. Write-offs are taken in the case of permanent impairment. Under US GAAP, acquired publishing rights are amortized over their estimated life, not to exceed 40 years.

    - Pension costs are based on actuarially computed contributions to foundations. Under US GAAP, pension costs are actuarially computed in accordance with the provisions of Financial Accounting Standard No. 87, Employers Accounting for Pensions, and include current service costs, interest costs and amortization of prior service costs.

    - Post-retirement and post-employment benefits are recorded when contributions are made to the plan or at the time of retirement or termination for unfunded plans. US GAAP generally requires accrual of such costs over the period that the employee provides services to the company.

    The consolidated financial statements of Wolters Kluwer are published in Dutch guilders ("guilders" or "Dfl"). The dollar amounts in the table below have been translated from guilders at the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank in New York City (the "Noon Buying Rate") on June 30, 1997, which was Dfl1.962 per $1.00. Such rate may differ from the actual rates used in the preparation of the consolidated financial statements of Wolters Kluwer as of and for each of the years in the three-year period ended December 31, 1996 and the interim consolidated financial statements of Wolters Kluwer as of and for the six-month period ended June 30, 1997, which are expressed in guilders. The dollar amounts appearing herein may differ from the actual dollar amounts that were translated into guilders in the preparation of such financial statements. The following table sets forth, for the periods and dates indicated, the average, high, low and period-end Noon Buying Rates for guilders expressed in guilders per $1.00.

                             YEARLY EXCHANGE RATES
                                (AMOUNTS IN DFL)

                                 YEAR                                   AVERAGE(1)     HIGH        LOW     PERIOD-END
----------------------------------------------------------------------  -----------  ---------  ---------  -----------
1994..................................................................      1.8055      1.9774     1.6677      1.7342
1995..................................................................      1.5964      1.6825     1.5097      1.6076
1996..................................................................      1.6886      1.7650     1.6032      1.7298
1997..................................................................      1.9573      2.1271     1.7254      2.0271
1998 (through February 10, 1998)......................................          --      2.0765     1.9410      2.0372

------------------------

(1) The average of the Noon Buying Rates on the last business day of each month during the relevant period.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                            YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------------------
                                                    SIX MONTHS ENDED
                                                    JUNE 30, 1997(1)          1996(1)           1995       1994
                                                  --------------------  --------------------  ---------  ---------
                                                  (CURRENCY IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
AMOUNTS IN ACCORDANCE WITH
  DUTCH GAAP
INCOME STATEMENT DATA:
  Revenues......................................  US$ 1,234   Dfl2,421  US$ 2,199   Dfl4,315   Dfl2,944   Dfl2,736
  Operating income..............................        265        520        472        927        609        544
  Net income....................................        124        244        244        479        452        382
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital...............................  US$  (423)  Dfl (829) US$  (247)  Dfl (484)  Dfl  (21)  Dfl (151)
  Total assets..................................      4,013      7,874      3,438      6,746      2,074      1,853
  Liabilities...................................      3,194      6,267      2,830      5,553      1,341      1,247
  Stockholder's equity..........................        819      1,607        608      1,193        733        606
FULLY DILUTED PER SHARE DATA
  Net income....................................  US$  1.82   Dfl 3.57  US$  3.58   Dfl 7.03   Dfl 6.70   Dfl 5.75

------------------------

(1) Exchange rate based on the Noon Buying Rate on June 30, 1997: Dfl1.962=US$1. Operating income for the year ended December 31, 1996, and the six months ended June 30, 1997, reflects operating income before the amortization of goodwill.

    Except as provided in the Merger Agreement and the Option Agreement and as otherwise described in this Offer to Purchase, none of Wolters Kluwer, the Parent or the Offeror, or, to the best knowledge of the Parent and the Offeror, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Wolters Kluwer, the Parent or the Offeror, or to the best knowledge of the Parent and the Offerer, any of the persons listed on Schedule I hereto, has had, since January 1, 1995, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission applicable to this Offer to Purchase. Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contacts, negotiations or transactions between Wolters Kluwer, the Parent or the Offeror or any of their respective subsidiaries, or to the best knowledge of the Parent and the Offeror, any of the persons listed on Schedule I hereto, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, neither the Parent nor the Offeror, nor, to the best knowledge of the Parent and the Offeror, any of the persons listed on Schedule I hereto, beneficially owns any Shares or has effected any transactions in the Shares during the past 60 days.

10. SOURCE AND AMOUNT OF FUNDS.

    The total amount of funds required by the Offeror and the Parent to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $385 million. The Offeror intends to obtain the required funds from capital contributions and/or loans from Wolters Kluwer.

    It is presently anticipated that funds borrowed will be repaid from internally generated funds of the Parent or the Company. The Parent may, however, employ alternative methods for refinancing such borrowings, including, without limitation, debt financing, depending on prevailing interest rates and financial and other economic conditions.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

    On November 5, 1997, the Company announced that its Board of Directors had initiated a process to explore the sale of the Company and that it had retained Morgan Stanley & Co. Incorporated to assist it in seeking prospective buyers through an auction process. The press release noted that the Company would seek a buyer who would demonstrate commitment to the Company's employees and maintain a substantial operating presence in Baltimore.

    On December 17, 1997, the Parent sent a preliminary letter of interest to the Company indicating its initial interest in purchasing the Company. Such interest was contingent upon, among other things, the completion of satisfactory financial and legal due diligence.

    On January 15, 1998, the Chief Executive Officer of the Parent, other members of the Parent and Lippincott-Raven senior management teams and representatives of the Parent's legal and financial advisors attended a presentation hosted by members of the Company's senior management team and its financial advisor to discuss the Company's business activities and its financial performance.

    On January 19, 1998, Morgan Stanley sent to the Parent, as one of four parties selected to continue in the auction process, a letter (the "Bid Procedures Letter") governing further procedures for the auction process and a form of Agreement and Plan of Merger. The parties were invited to submit a firm written offer to acquire the Company (a "Proposal") and were instructed to submit Proposals by February 4, 1998. The Bid Procedures Letter identified which factors the Company would use in evaluating Proposals and instructed the parties to include in the Proposal the specific amount of consideration offered per share. Each party was asked to mark changes in the form of the Agreement and Plan of Merger provided, which had been prepared by the Company, and to include in the Proposal a statement that such party would be prepared to execute the Agreement and Plan of Merger (with any proposed modifications) in the form submitted. Pursuant to the Bid Procedures Letter, submission of a Proposal constituted an agreement to be bound by the terms set forth therein.

    On January 27, 1998, the Supervisory Board of Wolters Kluwer met, reviewed the possible acquisition of the Company with the Executive Board of Wolters Kluwer and authorized management of the Parent to make an offer to acquire the Company.

    The Parent submitted an offer proposal to the Company in the afternoon on February 4, 1998. The offer proposal was conditioned upon, among other things, the Company's agreement to negotiate with the Parent on an exclusive basis and the binding agreement of the Passano family, among other things, to tender their Shares in the Offer. SEE Section 13--"The Merger Agreement, the Option Agreement and the Guarantee".

    On the afternoon of February 5, 1998, the Parent's financial advisor discussed the Parent's offer proposal with the Company's financial advisor. On the morning of February 6, 1998, the Chief Executive Officer of Parent and the Chief Executive Officer of Lippincott-Raven spoke with the Chairman of the Company regarding certain matters related to the transaction.

    From February 6 until February 10, 1998, the legal and financial advisors to the Company met with those of the Parent to negotiate the Merger Agreement and the Option Agreement. The Board of Directors met with the Company's legal and financial advisors during the day on February 10, 1998. In the evening of February 10, 1998, the Merger Agreement and the Option Agreement were finalized and executed. On the morning of February 11, 1998, public announcements in the United States and The Netherlands were made prior to the opening of NASDAQ and Wolters Kluwer executed the Guarantee.

    On February 18, 1998, the Parent and the Offeror commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

    The purpose of the Offer, the Merger, the Merger Agreement and the Option Agreement is to enable the Parent to acquire control of, and the entire equity interest in, the Company. The Offer, the Merger Agreement and the Option Agreement are intended to increase the likelihood that the Merger will be effected as promptly as practicable.

    Under the Maryland GCL and the Articles of Incorporation of the Company, any merger (other than a merger effectuated pursuant to the short-form merger provisions of the Maryland GCL) must be approved by the Board of Directors of the Company and the affirmative vote of the holders of two-thirds of the outstanding voting power. The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby. The Company has agreed (if required by applicable law to consummate the Merger) to take all action necessary to convene a meeting of its stockholders as promptly as practicable after the consummation of the Offer for the purpose of obtaining stockholder approval of the Merger. The Parent has agreed that, subject to applicable law, all Shares owned by the Offeror or any other subsidiary of the Parent will be voted in favor of the Merger. The stockholders meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer. If the Offeror owns two-thirds of the Shares, approval of the Merger can be obtained without the affirmative vote of any other stockholder of the Company. In the event that the Offeror acquires 90% or more of the Shares, the Parent would be able to effectuate the Merger by appropriate resolutions of the Boards of Directors of the Offeror and of the Company without any meeting or action by the stockholders of the Company.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. Appraisal rights with respect to the Shares will not be available in connection with the Merger if, among other things, the Shares are listed on a national securities exchange or are designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc. on the record date for determining stockholders entitled to vote on the Merger. See Section 7--"Certain Effects of the Transaction". If such appraisal rights become available, a holder of Shares will have such rights with respect to the Merger if such holder properly exercises his appraisal rights under the Maryland GCL and the Merger is consummated (the "Merger Dissenter"). If the right to receive fair value is applicable and the statutory procedures for exercising or perfecting dissenters' appraisal rights are complied with in accordance with the Maryland GCL, then generally a judicial determination will be made of the fair value required to be paid in cash to the Merger Dissenters for their Shares. Any such judicial determination of the fair value of

Shares may not include any appreciation or depreciation which directly or indirectly results from the Merger and could be based upon considerations other than or in addition to the price paid pursuant to the Offer or the market value of the Shares. Fair value may be more or less than the price paid pursuant to the Offer.

    In the event that appraisal rights were available, an objecting stockholder shall cease to have any rights as a stockholder with respect to the Shares except the right to receive payment of the fair value thereof. The stockholder's rights may be restored only upon the withdrawal, with the consent of the Company, of the demand for payment, no filing of a petition for appraisal within the time required, a determination of the court that the stockholder is not entitled to an appraisal, or the abandonment or rescission of the transaction to which the stockholder objected.

    The foregoing summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their dissenters' appraisal rights. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the Maryland GCL.

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which the Offeror seeks to acquire the remaining Shares not held by it. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

    PLANS FOR THE COMPANY. Wolters Kluwer believes that, in today's highly competitive global medical publishing markets, marked by a gradual ongoing shift to electronic publishing, both the quality and the quantity of content ownership are increasingly important. A strategic alliance between Wolters Kluwer and Waverly is a natural step towards securing long-term success in the medical publishing marketplace. As such, the Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger. The Parent plans to integrate the operations of the Company with those of Lippincott-Raven Publishers, Inc., Wolters Kluwer's medical publishing operation headquartered in Philadelphia, Pennsylvania. It is anticipated that certain operations of the combined company, such as medical society journals and others, will be based in Baltimore, Maryland. Other operations will be centered in Philadelphia, Pennsylvania.

13. THE MERGER AGREEMENT, THE OPTION AGREEMENT AND THE GUARANTEE.

    The following is a summary of certain material provisions of the Merger Agreement, the Option Agreement and the Guarantee, copies of which are filed as exhibits to the Schedule 14D-1 and Schedule 13D. These summaries do not purport to be complete and are qualified in their entirety by reference to the respective texts of the Merger Agreement, the Option Agreement and the Guarantee. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement.

    THE MERGER AGREEMENT

    THE OFFER. The Merger Agreement provides for the commencement of the Offer not later than the fifth business day from the public announcement of the execution of the Merger Agreement. The Merger Agreement also provides that the Offeror cannot amend or waive the Minimum Condition or decrease the Offer Price or the number of Shares sought, change the form of consideration to be paid pursuant to the Offer, amend any other term or condition of the Offer in any manner adverse to the holders of Shares or extend the expiration date of the Offer without the prior written consent of the Company. Notwithstanding the foregoing provisions, the Parent has agreed to cause the Offeror to extend the Offer at any time up to six (6) months from the date of the Merger Agreement in periods of ten business days for each such extension, if, and to the extent that, at the initial expiration date of the Offer, or any extension thereof, all conditions to the Offer have not been satisfied or waived.

    COMPANY ACTIONS. Pursuant to the Merger Agreement, the Company has agreed that, as promptly as practicable following the commencement of the Offer, it will file with the Commission and mail to its stockholders, a Solicitation/ Recommendation Statement on Schedule 14D-9 containing the recommendation of the Board of Directors that the Company's stockholders accept the Offer and approve the Merger, subject to the fiduciary duties of the Company's directors under applicable law and to the provisions of the Merger Agreement.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Maryland GCL, the Offeror shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Offeror in accordance with the Maryland GCL. At the Effective Time, the Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation and the By-Laws of Offeror shall be the By-Laws of the Surviving Corporation. The directors and officers of the Offeror shall become the directors and officers of the Surviving Corporation.

    CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares, each holder of a Share that is issued and outstanding (other than Shares owned by the Company, the Parent, the Offeror, or any other subsidiary of the Parent or stock with respect to which appraisal rights are available and properly exercised under Maryland law, if any) shall acquire the right to receive the Offer Price from the Surviving Corporation as consideration for the conversion of each Share, without any further action by such holder. Each share of stock of the Offeror issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of the Offeror, be converted into and become one fully paid and nonassessable share of Common Stock, par value $2.00 per share, of the Surviving Corporation.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to the Parent and the Offeror, including, but not limited to, representations and warranties as to organization and qualification, subsidiaries, capital structure, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, required consents and approvals, filings made by the Company with the Commission under the Securities Act or the Exchange Act (including financial statements included in the documents filed by the Company under those acts), absence of material adverse change, employee benefit plans, environmental laws and regulations, intangible property and copyrights, compliance with applicable laws, licenses and permits, tax matters, liability insurance and the inapplicability of certain state takeover statutes.

    The Offeror and the Parent have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties as to organization, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, required consents and approvals, investigation by the Parent and financing.

    COVENANTS RELATING TO THE CONDUCT OF BUSINESS. During the period from the date of the Merger Agreement until such time as the Parent's designees shall constitute a majority of the Board of Directors of the Company, the Company has agreed that it will, in all material respects, carry on its business in the ordinary course as currently conducted and, to the extent consistent therewith, seek to preserve intact its current business organization, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired. The Company has agreed that, except as otherwise expressly contemplated by the Merger Agreement, during such period, the Company will not, without the prior written consent of the Parent:

        (a) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares or capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or
    (ii) any other securities in respect of, in lieu of, or in substitution for Shares outstanding on the date of the Merger Agreement;

        (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Shares;

        (c) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to stockholders in their capacity as such, other than the declaration and payment of regular quarterly cash dividends in accordance with past dividend policy and except for dividends by a direct or indirect wholly owned subsidiary of the Company;

        (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its direct or indirect subsidiaries (other than the Merger);

        (e) adopt any amendments to its Articles of Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any direct or indirect subsidiary of the Company;

        (f) make any material acquisition, by means of merger, consolidation or otherwise, or material disposition, of assets or securities (other than the Merger);

        (g) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or make any loans, advances or capital contributions to, or investments in, any other person other than the Company or any direct or indirect wholly owned subsidiary of the Company;

        (h) grant any material increases in the compensation of any of its directors, officers or key employees, except in the ordinary course of business and in accordance with past practice, PROVIDED, HOWEVER, that the Company shall be entitled to pay, prior to the Effective Time, bonuses with respect to 1997 pursuant to the Company's Incentive Plan, and shall further be entitled to disregard for purposes of the calculation of the amount of such bonuses any effect that results from, or action that is taken in contemplation of, the Merger Agreement or the transaction contemplated thereby;

        (i) enter into any new or amend any existing employment or severance or termination agreement with any director or officer of the Company;

        (j) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date of the Merger Agreement, or amend, other than in the ordinary course of business consistent with past practice, any such plan or arrangement in existence on the date of the Merger Agreement if such amendment would have the effect of materially enhancing any benefits thereunder;

        (k) (i) take, or agree or commit to take, any action that would make any representation or warranty of the Company under the Merger Agreement inaccurate at the Effective Time (except for representations and warranties which speak as of a particular date, which need be accurate only as of such date), (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at the Effective Time (except for representations and warranties which speak as of a particular date, which need be accurate only as of such date), provided however that the Company shall be permitted to take or omit to take such action which can be cured, and in fact is cured, at or prior to the Effective Time or (iii) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in Article VI of the Merger Agreement ("Conditions to Consummation of the Merger") not being satisfied; or

        (l) authorize, recommend propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    NO SOLICITATION. The Company has agreed in the Merger Agreement that, from and after the date of the Merger Agreement, neither the Company nor its officers, directors, employees, representatives and agents will (i) directly or indirectly, solicit, initiate or encourage any proposal or offer for a merger, asset acquisition or other business combination involving the Company or any proposal or offer to acquire a significant equity interest in, or a significant portion of the assets of, the Company other than the transactions contemplated by the Merger Agreement (an "Alternative Proposal"), or engage in negotiations or enter into any agreement or provide any confidential information or data to any person in connection with or relating to any Alternative Proposal, (ii) immediately cease any existing discussions or negotiations, if any, with any parties with respect to any Alternative Proposal, and (iii) will notify the Parent as soon as practicable if it receives any inquiries or proposals or any negotiations or discussions are sought to be initiated with the Company. Notwithstanding the foregoing, the Board of Directors of the Company will not be prohibited from acting in any manner which, in the opinion of the Board after consultation with its counsel, could reasonably be deemed inconsistent with its fiduciary duties to the Company's stockholders under applicable law.

    OPTIONS. Prior to the Effective Time, the Company and the Parent have agreed to take all actions necessary to provide that the Company shall pay to the holder of each outstanding stock option granted under the Company Stock Option Plans, whether or not then exercisable or vested, an amount equal to the product of (i) the number of Shares subject or related to such option and (ii) the excess of the Offer Price over the exercise or purchase price per Share subject or related to such option (such payment to be net of applicable withholding taxes). Each such option shall thereafter be cancelled.

    INDEMNIFICATION. From and after the consummation of the Offer, the Parent shall (and shall cause the Surviving Corporation to) exculpate, indemnify and hold harmless all past and present officers and directors of the Company and its subsidiaries to the full extent permitted by applicable law or the Company's Articles of Incorporation and By-Laws or indemnification agreements in effect on the date of the Merger Agreement for acts or omissions occurring at or prior to the Effective Time. The Parent will cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current directors and officers liability insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the Company's existing policy.

    EMPLOYEES AND EMPLOYEE BENEFITS.  The Merger Agreement provides that:

        (a) individuals who are employed by the Company and its subsidiaries immediately prior to the Effective Time shall be employees of the Company and its subsidiaries as of the Effective Time (each such employee an "Affected Employee" and, together with all former employees of the Company and its subsidiaries, "Company Employees").

    (b) The Parent will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility and vesting and determination of the level of benefits under any employee benefit plans or arrangement maintained by the Parent, the Surviving Corporation or any subsidiary of the Parent for such Affected Employees' service with the Company or any subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time.

    (c) The Parent will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Company Employees immediately prior to the Effective Time, and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

    (d) Until December 31, 2000, the coverage and benefits provided to Affected Employees pursuant to employee benefit plans or arrangements maintained by Parent, the Surviving Corporation, or any subsidiaries of the Parent shall be, in the aggregate, not less favorable than those provided to such employees immediately prior to the Effective Time, and after December 31, 2000, the Parent will provide or cause the Surviving Corporation to provide coverage and benefits which are, in the aggregate, at least as favorable to the Affected Employees as the coverage and benefits provided to the Parent's employees. Without limiting the generality of the foregoing, the Parent will honor, or cause the Surviving Corporation to honor, until December 31, 2000, the severance policy of the Company as in effect as of the Effective Time.

    (e) Through December 31, 2000, the Parent will provide, or cause the Surviving Corporation to provide, to each currently retired Company Employee and to each Company Employee who retires prior to December 31, 2000 (the "Retired Employees") the benefits (other than stock options) disclosed to the Parent and the Offeror on the disclosure schedules prepared by the Company and annexed to the Merger Agreement. From December 31, 2000 until December 31, 2002, the Parent will continue to provide or cause the Surviving Corporation to provide the Retired Employees with the post-retirement medical insurance premium percentage subsidy which each such Retired Employee is receiving as of December 31, 2000 and that in all other respects, the post-retirement medical benefits available to Retired Employees will be no less favorable than those available to the Parent's employees who are eligible for post-retirement medical benefits under its retiree medical benefit plan. From and after December 31, 2002, the Parent will provide the Retired Employees the post-retirement medical coverage provided to employees or former employees of the Parent who are eligible for post-retirement medical benefits, treating for all purposes of such coverage the Retired Employee's service with the Company as service with the Parent.

    (f) The Parent and the Surviving Corporation will honor without modification and assume the employment agreements, executive termination agreements and individual benefit arrangements as in effect at the Effective Time.

    (g) The Parent shall advise the employees of the Company, in a written communication issued to the Company Employees as soon as practicable following the date of the Merger Agreement, of Parent's undertakings with respect to employee benefits set forth in the Merger Agreement.

    (h) Until December 31, 2000, the Parent shall not terminate or merge or consolidate the Waverly, Inc. Pension Plan (the "Pension Plan") and the Pension Plan shall not be amended except as required by applicable law.

    CORPORATE PRESENCE. The Merger Agreement provides that the Surviving Corporation shall maintain a substantial operating presence in the City of Baltimore, Maryland, including maintaining a substantial work force and operations in Baltimore, for a period of five (5) years following the Effective Time.

    BOARD REPRESENTATION. The Merger Agreement provides that promptly after such time as the Offeror acquires Shares pursuant to the Offer, the Offeror shall be entitled to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by the Parent equal to the aggregate voting power of the Shares (assuming the exercise of all options to purchase Common Stock); PROVIDED, HOWEVER, until the Effective Time, such Board of Directors shall have at least two directors who are directors on the date of the Merger Agreement, PROVIDED, that subsequent to the purchase of and payment for Shares pursuant to the Offer, the Parent shall always have its designees represent at least a majority of the entire Board of Directors. From and after the time that the Parent's designees constitute a majority of the Company's Board of Directors, any actions relating to the amendment or termination of the Merger Agreement by the Company or any extension of time requiring the approval of the Company or waiver of any condition or rights of the Company thereunder must be approved by a majority of the Board of Directors who were directors of the Company on the date of the Merger Agreement; PROVIDED that if there are no such directors, then such action may be taken only by unanimous vote of the entire Board of Directors. Subject to applicable law, the Company has agreed to take all action requested by the Parent which is reasonably necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

    CONDITIONS PRECEDENT. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions: (i) if required by applicable law, the stockholders of the Company shall have approved the Merger; PROVIDED, HOWEVER, that the Parent and the Offeror shall vote all of their shares of capital stock of the Company entitled to vote thereon in favor of the Merger, (ii) no statute, rule, regulation, executive order, decree, ruling or injunction or other order issued by any court of competent jurisdiction or other governmental or regulatory entity preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that each of the parties shall have used its reasonable efforts to have any such decree, ruling, injunction or order vacated, and (iii) all governmental consents, orders and approvals legally required for the consummation of the Merger shall have been obtained and any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and under antitrust laws of applicable jurisdictions outside the United States applicable to the Merger shall have expired or been terminated.

    TERMINATION. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time:

        (a) by the mutual consent of the Parent, the Offeror and the Company;

        (b) by either the Company or Parent (i) if the Shares shall not have been purchased pursuant to the Offer on or prior to six (6) months from the execution of the Merger Agreement; PROVIDED, HOWEVER, that a party may not terminate the Merger Agreement pursuant to this clause if such party's failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, the failure of the Parent or the Offeror to purchase the Shares on or prior to such date or (ii) if any governmental entity of competent jurisdiction in the United States or other country in which the Company or the Parent directly or indirectly has material assets or operations shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

        (c) by the Board of Directors of the Company (i) if prior to the purchase of Shares pursuant to the Offer, (A) the Board of Directors of the Company shall have entered into or shall have publicly announced its intention to enter into an agreement or an agreement in principle with respect to any Alternative Proposal that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is a bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the shares then outstanding or all or substantially all of the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in good faith to be more favorable to the Company and its shareholders than the Offer and the Merger (a "Superior Proposal"); (B) the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to the Parent or the Offeror its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended a Superior Proposal or shall have executed, or shall have announced its intention to enter into, an agreement in principle or definitive agreement relating to a Superior Proposal with a person or entity other than the Parent, the Offeror or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); (C) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than the Parent, the Offeror or any affiliate thereof) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of a majority of the outstanding Shares, or (D) any representation or warranty made by the Parent or the Offeror in the Merger Agreement shall not have been true and correct in all material respects when made, or the Parent or the Offeror shall have failed to observe or perform in any material respect any of its material obligations under the Merger Agreement; provided that prior to exercising such right of termination, the Company shall give prompt written notice to the Parent of such misrepresentation or breach of warranty or failure to observe or perform; provided, further, that the Company shall not have such right of termination if the condition resulting in such misrepresentation or breach of warranty or failure to observe or perform is cured; (ii) if the Parent or the Offeror shall have terminated the Offer, or the Offer shall have expired, without the Parent or the Offeror, as the case may be, purchasing any Shares pursuant thereto; provided that the Company may not terminate the Merger Agreement pursuant to such provision if the Company is in material breach of the Merger Agreement; or (iii) if the Parent, the Offeror or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to such provision if the Company is in material breach of the Merger Agreement; or

        (d) by the Parent or the Offeror (i) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions to the Offer, see Section 15--"Certain Conditions to Offeror's Obligations", the Parent, the Offeror, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that the Parent may not terminate the Merger Agreement pursuant to such provision if the Parent or the Offeror is in material breach of the Merger Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, if (A) the Company shall have received any Alternative Proposal which the Board of Directors of the Company has determined is a Superior Proposal; (B) the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to the Parent or the Offeror its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Alternative Proposal or shall have executed, or shall have announced its intention to enter into, an agreement in principle or definitive agreement relating to an Alternative Proposal with a person or entity other than the Parent, the Offeror or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); (C) any person or group (as defined in
    Section 13(d)(3) of the Exchange Act) (other than the Parent, the Offeror or any affiliate thereof) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than one-third of the outstanding Shares, or (D) any representation or warranty made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or the Company shall have failed to observe or perform in any material respect any of its material obligations under the Merger Agreement; provided that prior to exercising such right of termination, the Parent and the Offeror shall give prompt written notice to the Company of such misrepresentation or breach of warranty or failure to observe or perform; provided, further, that the Parent and the Offeror shall not have such right of termination if the condition resulting in such misrepresentation or breach of warranty or failure to observe or perform is cured.

    EFFECT OF TERMINATION; TERMINATION FEE. The Merger Agreement provides that if the Parent or the Offeror terminates the Merger Agreement pursuant to the provisions described in clauses (d)(ii) (A), (B) and (C) under "Termination" above, then immediately following such termination, the Company shall pay to the Parent $10,000,000 in full satisfaction of the obligations of the Company under the Merger Agreement. Nothing contained in such provision will relieve any party from liability for fraud or for willful breach of the Merger Agreement.

    Except as set forth above, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

    OPTION AGREEMENT

    GENERAL. As a condition of the willingness of the Parent and the Offeror to enter into the Merger Agreement, the Parent and the Offeror required that each of the Stockholders enter into the Option Agreement. The Stockholders, include, among others, individual members of the Passano family and trusts for the benefit of certain members of the Passano family.

    AGREEMENT TO TENDER. Pursuant to the Option Agreement, the Stockholders severally (and not jointly) have agreed to tender and sell pursuant to the Offer, a total of 5,338,680 shares owned by the Stockholders, representing approximately 53.3% of the outstanding shares on a fully diluted basis. Each Stockholder severally has agreed to deliver to the Depositary, immediately following the date of this Offer to Purchase, the Letter of Transmittal together with the certificates for the Stockholder's Shares, if available, or a "Notice of Guaranteed Delivery," if the Stockholder's Shares are not available. Each of the Stockholders has also severally agreed not to withdraw any Shares tendered into the Offer unless the Offer is terminated by the Parent or the Offeror without any Shares being purchased thereunder.

    OPTION TO PURCHASE. Each Stockholder has also severally granted to the Optionee a conditional irrevocable option (the "Stock Option") to purchase all of such Stockholder's Shares legally and/or beneficially owned by such Stockholder at a purchase price equal to $39.00 per Share. The Stock Option may be exercised by Optionee, in whole and for all of such Stockholder's Shares but not in part or for less than all of such Stockholder's Shares (i) if the Offer was terminated by the Parent or the Offeror for the reasons set forth in (f) or
(g) of the Conditions to the Offer (as set forth in Annex A to the Merger Agreement) or (ii) in the case of the expiration of the Offer, if the Offer expires without the purchase of Shares thereunder either without satisfaction of the Minimum Condition or after the occurrence of circumstances giving rise to a right of termination by the Parent or the Offeror for the reasons set forth in
(f) or (g) of said Conditions of the Offer, in each case without any violation of the Offer or the Merger Agreement by the Parent or the Offeror. Notice of exercise may be given at any time during the period (the "Exercise Period") commencing on the date on which the Offer is terminated or expires (under the circumstances provided in this Section) and ending on the date six months and one day after such commencement date. In addition, the Optionee may also exercise the Stock Option if the Company terminates the Merger Agreement pursuant to those provisions of Section 7 relating to Alternative Proposals and the withdrawal of Company approval of this Offer, whereupon the Exercise Period shall commence on the date such termination rights are exercised and end on the date six months and one day thereafter.

    CONDITIONS TO DELIVERY OF THE SHARES. The Option Agreement provides that the obligation of each Stockholder to deliver such Stockholder's Shares upon exercise of the Stock Option is subject to (i) all waiting periods under the HSR Act applicable to the exercise of the Stock Option having expired or been terminated, (ii) there being no permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the exercise of the Stock Option or the delivery of the Stockholder's Shares in respect of such exercise.

    REPRESENTATION AND WARRANTIES. The Option Agreement contains customary representations and warranties by each Stockholder, including those relating to
(i) authority to enter into the Option Agreement and sell Shares owned by such Stockholder, (ii) no options, warrants or other purchase rights existing as to such Stockholder's Shares, (iii) good and marketable title to such Stockholder's Shares, free and clear of all liens, claims, encumbrances and security interests, (iv) legality, validity and binding effect of the Option Agreement, and (v) no violation of agreements, judgments, laws, rules and regulations. The Option Agreement also contains customary representations and warranties by the Parent and the Offeror, including those relating to authority to enter into the Option Agreement, the sufficiency of funds of the Parent, legality, validity and binding effect of the Option Agreement and no violation of agreements, judgments, laws, rules and regulations.

    NO DISPOSITION OF STOCKHOLDERS' SHARES AND NO ACQUISITION OF SHARES. Each Stockholder severally agreed that, except as contemplated by the Option Agreement, such Stockholder will not offer or agree to, sell, transfer or otherwise dispose of, or create any security interest, pledge, option, right of first refusal, limitation on such Stockholder's voting rights or other encumbrance with respect to, such Stockholder's Shares. Each such Stockholder has also agreed that it will not, and will not offer or agree to, acquire any additional Shares or options, warrants or other rights to acquire Shares, without the prior written consent of the Parent or the Offeror. Each Stockholder agrees that such Stockholder shall not grant any proxy or power of attorney with respect to the voting of Shares (each a "Voting Proxy") to any person except to vote in favor of any of the transactions contemplated by the Option Agreement or the Merger Agreement. Each Stockholder represents and warrants that such Stockholder has not granted any Voting Proxy which is currently (or which will hereafter become) effective with respect to Shares owned by such Stockholder except Voting Proxies, if any, granted to another Stockholder, and if such Stockholder has granted a Voting Proxy to any person other than a Stockholder, such Voting Proxy is revoked; PROVIDED, HOWEVER, that nothing contained in the foregoing sentence may be deemed to revoke, limit or otherwise affect the terms of the Passano Voting Trust, the Urban Voting Trust or the Spahr Voting Trusts (as described in the Company's Proxy Statement, dated March 25, 1997) as such terms pertain to the voting of Shares subject to such voting trusts. No Voting Proxy shall be given or written consent executed by such Stockholder after the date of the Option Agreement with respect to such Stockholder's Shares (and if given or executed, will not be effective) so long as the Option Agreement remains in effect; PROVIDED, HOWEVER, that such Stockholder may hereafter grant Voting Proxies in furtherance of such Stockholder's obligations under the Voting Agreement section of the Option Agreement.

    COVENANTS OF THE PARENT AND THE OFFEROR. Each of the Parent and the Offeror has agreed that it will not sell, offer to sell or otherwise dispose of the Shares in violation of the Securities Act. Each of the Parent and the Offeror has also agreed that it will perform in all material respects all of its respective obligations under the Merger Agreement.

    NO SOLICITATION. Each Stockholder has agreed that it will immediately cease any existing discussion or negotiations, if any, with any parties with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. Each Stockholder has also agreed that from and after the date of the Option Agreement, no Stockholder will directly or indirectly solicit or initiate any takeover proposal from any person, or engage in discussion or negotiations relating thereto except to the extent permitted in the Merger Agreement. Each Stockholder will promptly notify the Parent of its receipt of any Alternative Proposal.

    VOTING AGREEMENT. During the time the Option Agreement is in effect, each Stockholder has agreed to vote all such Stockholder's Shares (i) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, and (iii) against any action or agreement that would materially impede, interfere with or attempt to discourage the Offer or the Merger. Each Stockholder also has agreed that, if the Merger Agreement terminates solely by reason of the Company's exercise of its termination rights relating to Alternative Proposals or the withdrawal of its recommendation regarding this Offer and for so long as the Exercise Period has not ended, such Stockholder will (i) attend or otherwise participate in all stockholder meetings, or actions by written consent, (ii) vote such Stockholder's Shares to enlarge the Board of Directors of the Company to provide the Offeror with a majority of the members of the Board of Directors, (iii) shall not, without the prior written consent of the Parent or the Offeror, vote any of such Shares in favor of any actions requiring stockholder approval which are described in the covenant section of the Merger Agreement, and (iv) vote such Stockholder's Shares and use its reasonable efforts as a stockholder so as to prevent the Company from taking certain actions provided for in the Merger Agreement.

    Certain Stockholders listed on Schedule II of the Option Agreement have agreed that if during the Exercise Period such Stockholder breaches the voting agreements described above, such Stockholder shall be deemed to have granted Parent proxies to vote his or her Shares except that Parent shall not have the right to vote to reduce the Offer Price or the Merger Consideration or to amend or modify the Merger Agreement or reduce the rights or benefits of the Company or any stockholders of the Company under the Offer or the Merger Agreement or reduce the obligation of Parent or Offeror thereunder. The Option Agreement provides that such proxies terminate if (i) the Offer expires or terminates without any Shares being purchased thereunder in violation of the Offer or the Merger Agreement or (ii) the Parent or the Offeror is in violation of the Option Agreement.

    TERMINATION. The Option Agreement will terminate, without any action by any of the parties, on the date on which the Merger Agreement terminates in accordance with its terms, except with respect to the exercise of the Stock Option. The Stock Option may be exercised after termination of the Merger Agreement on the terms described above under "Option to Purchase."

    THE GUARANTEE.

    GENERAL. Wolters Kluwer and the Company executed a Guarantee on February 11, 1998 whereby Wolters Kluwer unconditionally guaranteed all of the payment obligations of the Parent and the Offeror under the Merger Agreement.

14. DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, from the date of the Merger Agreement until the time as the Parent's designees shall constitute a majority of the Board of Directors of the Company (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (a) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or (b) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof; (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Shares; or (iii) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to stockholders in their capacity as such, other than the declaration and payment of regular quarterly cash dividends in accordance with past dividend policy and except for dividends by a direct or indirect wholly owned subsidiary of the Company.

15. CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS.

    Notwithstanding any other term of the Offer, the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Offeror's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares, which together with the Shares beneficially owned by the Parent or the Offeror constitute at least two-thirds of the Shares outstanding on a fully diluted basis, and (ii) any applicable waiting period under the HSR Act or the antitrust laws of applicable jurisdictions outside the United States applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer, the Offeror shall not be required to accept for payment or, subject to the aforementioned requirements, pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of the Parent or the Offeror that constitutes a breach of the Merger Agreement):

    (a) there shall be any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any governmental entity of competent jurisdiction in the United States or other country in which the Company or Parent directly or indirectly has material assets or operations which (i) seeks to prohibit the consummation of the Offer or the Merger, (ii) as a result of the Offer or the Merger, seeks to restrain or prohibit, or impose any material limitations on, the Parent's or the Offeror's ownership or operation of all or a material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of the Parent and its subsidiaries, taken as a whole, or compel the Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of the Parent and its subsidiaries, taken as a whole or requires the Company, the Parent or the Offeror to pay damages that are material in relation to the Company and its Subsidiaries, taken as a whole,
(iii) seeks to challenge, prohibit, or make illegal the acceptance for payment, payment for or purchase of Shares pursuant to, or consummation of, the Offer or the Merger, (iv) seeks to impose material limitations on the ability of the Offeror or the Parent effectively to exercise full rights of ownership of the Shares accepted for payment pursuant to the Offer, including without limitation the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (v) seeks to require divestiture by the Parent or any of its subsidiaries or affiliates of any Shares, provided that the Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

    (b) there shall be threatened, instituted or pending any action, suit, or proceeding by any governmental entity of competent jurisdiction in the United States, or any other country in which the Company or the Parent directly or indirectly has material assets or operations, that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

    (c) there has been since the date hereof any event, occurrence or development or state of circumstances or facts which has resulted in any adverse change in the assets, liabilities, financial condition, or results of operations of the Company or any of its subsidiaries which is material to the Company and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions (a "Company Material Adverse Effect");

    (d) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, (i) those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time which need only be true and accurate as of such date or with respect to such period or (ii) where the failure of such representations and warranties to be true and accurate, or the breach, non-performance or non-compliance with such obligations, agreements or covenants, do not, individually or in the aggregate, result in a Company Material Adverse Effect;

    (e) the Merger Agreement shall have been terminated in accordance with its terms;

    (f) the Company shall have entered into a definitive agreement or agreement in principle with any person with respect to an Alternative Proposal;

    (g) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to the Parent or the Offeror (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended an Alternative Proposal, or shall have resolved to do any of the foregoing;

which in the sole judgment of the Parent or the Offeror, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

    The foregoing conditions are for the sole benefit of the Offeror and the Parent and may be waived by the Parent or the Offeror, in whole or in part at any time and from time to time in the sole discretion of the Parent or the Offeror.

    Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

16. CERTAIN LEGAL MATTERS.

    Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15--"Certain Conditions to the Offeror's Obligations" shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

    U.S. ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by the Parent of a Premerger Notification and Report Form with respect to the Offer, unless the Parent receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. The Parent made such a filing on February 17, 1998 and, accordingly, the initial waiting period will expire on March 4, 1998. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the tenth day after the date of substantial compliance by all parties receiving such requests. Complying with a request for additional information or documentary material can take a significant amount of time.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or the Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or to the consummation of the Merger on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

    If any applicable waiting period under the HSR Act has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15--"Certain Conditions to the Offeror's Obligations".

    GERMAN ANTITRUST. The merger is subject to German antitrust law, which requires the pre-closing approval of any merger or acquisition, where (i) one party has consolidated worldwide net sales in its most recent financial year of DM 2 billion or more or each of at least two parties to such a transaction has consolidated worldwide net sales of DM 1 billion or more, and (ii) such transaction has effects in Germany. Accordingly, a pre-closing notification must be filed with the German Federal Cartel Office in connection with the Merger. The German Federal Cartel Office has an initial one-month review period in which it may either (i) approve the Merger, or (ii) initiate an investigation to examine the consequences of the Merger, which investigation cannot last more than a total of four months from the date of the original notification unless the parties to the transaction have agreed to an extension of that period. The German Federal Cartel Office can prohibit the Merger after the expiration of the four-month investigation period if the transaction has been completed before either (i) the expiration of the initial one-month review period without an earlier clearance notice from the Federal Cartel Office or (ii) the expiration of the four-month investigation period, without an earlier clearance notice from the Federal Cartel Office, if an investigation of the Merger has been initiated. The Merger will not be effective under German law if a notice of prohibition is issued by the German Federal Cartel Office within the requisite waiting period or until (i) the one-month waiting period has expired and no additional investigation has been initiated, (ii) the four-month investigation period has expired or (iii) clearance notice from the German Federal Cartel Office is received. Breach of the relevant legislation or closing the transaction without clearance or before the expiration of the relevant waiting periods may constitute an administrative offense and subject the Offeror and the Company to fines. The Parent will file a notification with the German Federal Cartel Office in connection with the Merger.

    MARYLAND STATE TAKEOVER LAWS. Subtitle 6 of Title 3 of the Maryland GCL (the " Maryland Business Combination Law") prohibits certain "business combinations" (including certain mergers, consolidations, share exchanges, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) between a Maryland corporation and any interested shareholder (defined generally as any person who, directly or indirectly, beneficially owns 10 percent or more of the outstanding voting power of the stock of the corporation or an affiliate of the corporation that, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the corporation's outstanding voting stock) for five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, any such business combination must be approved by two supermajority shareholder votes, unless, among other conditions, the corporation's common stockholders receive a minimum price (as calculated in the Maryland GCL) for their shares in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions of the Maryland GCL do not apply to a business combination with an interested shareholder that is approved or exempted from the Maryland Business Combination Law by the board of directors of the corporation prior to the date on which the interested shareholder became such. The Company's Board of Directors has approved the Offer, the Merger and the Option Agreement and has exempted any resultant business combination from the Maryland Business Combination Law.

    Subtitle 7 of Title 3 of the Maryland GCL (the "Maryland Control Share Act") generally prohibits an acquiring person from voting control shares (as described below) of a Maryland corporation acquired pursuant to a control share acquisition (as described below), unless voting rights for such shares shall have been approved by the shareholders of the corporation by the affirmative vote of two-thirds of all votes entitled to be cast (other than interested shares, as described below) or unless the shares are acquired pursuant to a merger agreement with the corporation or unless the corporation's articles of incorporation or by-laws contain a provision, adopted prior to the acquisition, permitting the acquisition of such shares. "Control shares" generally means shares of a corporation acquired by a person within any of the following ranges of voting power: (i) one-fifth or more, but less than one-third of all voting power; (ii) one-third or more, but less than a majority of all voting power; or
(iii) a majority or more of all voting power, "Control share acquisition" generally means the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares, but does not include the acquisition of shares in a merger, consolidation or share exchange to which the corporation is a party. "Interested shares" generally mean shares of a corporation in respect of which an acquiring person, an officer of the corporation or an employee of the corporation who is also a director of the corporation is entitled to exercise voting power in the election of directors. The Company's By-laws exempt any acquisition of shares of stock of the Company from the Maryland Control Share Act.

    OTHER STATE TAKEOVER LAWS. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In EDGAR V. MITE CORP., in l982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15--"Certain Conditions to the Offeror's Obligations."

17. FEES AND EXPENSES.

    Neither the Offeror nor the Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or the Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

    Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or "CSFB") is acting as the Dealer Manager in connection with the Offer and as financial advisor to Wolters Kluwer in connection with the Parent's proposed acquisition of the Company, for which services CSFB will receive customary compensation. Wolters Kluwer also has agreed to reimburse CSFB for its out-of-pocket expenses, including the fees and expenses of legal counsel and other advisors, incurred in connection with its engagement, and to indemnify CSFB and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of Wolters Kluwer and the equity securities of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    The Offeror has retained Georgeson & Company Inc., as Information Agent, and Morgan Guaranty Trust Company of New York, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares.

18. MISCELLANEOUS.

    The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Offeror and the Parent have filed with the Commission (i) a Schedule 14D-l, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer and (ii) a Schedule 13D, pursuant to Section 13(d)(1) of the Exchange Act. Such
Schedule 14D-l and Schedule 13D, and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8--"Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                                            MP ACQUISITION CORP.

February 18, 1998

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                                       OF
           WOLTERS KLUWER, WOLTERS KLUWER INTERNATIONAL, THE PARENT,
            WK AMERICA, LIPPINCOTT-RAVEN PUBLISHERS AND THE OFFEROR

    1. MEMBERS OF THE SUPERVISORY BOARD AND EXECUTIVE BOARD AND EXECUTIVE OFFICERS OF WOLTERS KLUWER. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Supervisory Board and Executive Board and each Executive Officer of Wolters Kluwer. Each such person is a citizen of The Netherlands.

SUPERVISORY BOARD

                                                                          INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                       OFFICE                        EMPLOYMENT (PRESENT/PAST)
---------------------------------  ---------------------------------  ------------------------------------------

O. Hattink.......................  Chairman, Member since 1981        Chairman of Supervisory Board of Aon
  Landgoed Backershagen 33                                            Holdings BV and RBC Finance BV
  2243 AX WASSENAAR                                                   Vice-chairman of Supervisory Board of IHC
                                                                      Caland NV and Member of Supervisory Board
                                                                      of Coca Cola Beverages Nederland BV
                                                                      Director British Gas
                                                                      International Holdings BV
                                                                      Advisory Director Invesco
                                                                      Europe Limited
                                                                      Chairman, Committee of Shareholders
                                                                      Koninklijke Ten Cate NV

B.H. ter Kuile...................  Member since 1986                  Emeritus Prof. European Law, Erasmus
  Neuhuyskade 4                                                       University of Rotterdam
  2596 XL DEN HAAG                                                    Member and secretary of Supervisory Board
                                                                      of NV Verenigd Streekvervoer Nederland
                                                                      Deputy-Justice Court of Justice of The
                                                                      Hague

J.M.M. Maeijer...................  Member since 1982                  Emeritus Prof. Commercial Law University
  Pauluslaan 17                                                       of Nijmegen
  6564 AP HEILIG                                                      Member of Supervisory Board of Vendex
  LANDSTICHTING                                                       International NV
                                                                      Deputy-Justice Court of Justice of Den
                                                                      Bosch

J.V.H. Pennings..................  Member since 1995                  Chairman of the Executive Board of Oce NV
  Casinoweg 170                                                       Chairman of Supervisory Board of
  5915 ER VENLO                                                       Koninklijke Grolsch NV and Koninklijke IBC
                                                                      Member of Supervisory Board of De
                                                                      Nederlandsche Bank NV and Tulip
                                                                      Computers

                                                                          INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                       OFFICE                        EMPLOYMENT (PRESENT/PAST)
---------------------------------  ---------------------------------  ------------------------------------------
H. de Ruiter.....................  Member since 1994                  Chairman of Supervisory Board of
  Prins Frederiklaan 16                                               Koninklijke Ahold NV, Beers NV,
  2243 HW WASSENAAR                                                   Koninklijke Hoogovens NV and Koninklijke
                                                                      Pakhoed NV
                                                                      Vice-chairman of Supervisory Board of
                                                                      AEGON NV and Member of Supervisory Board
                                                                      of Heineken NV and NV Koninklijke
                                                                      Nederlandse Petroleum Maatschappij

A.H.C.M. Walravens...............  Member since 1978                  Professor and consultant
  Oude Delft 130                                                      Chairman of Supervisory Board of
  2611 CG DELFT                                                       Tauw Beheer and NV Verenigd Streekvervoer
                                                                      Nederland
                                                                      Member of Supervisory Board of Achmea
                                                                      Holding, Bull Benelux and CSM
                                                                      Member Monitoring Committee Deloitte &
                                                                      Touche

N.J. Westdijk....................  Member since 1993                  Chairman Executive Board of Royal Pakhoed
  Nieuwe Gracht 161                                                   NV
  3512 LL UTRECHT                                                     Member of Supervisory Board of De
                                                                      Nationale Investeringsbank NV and Fortis
                                                                      AMEV NV

EXECUTIVE BOARD

    The names of the members of the Executive Board of Wolters Kluwer, whose present principal occupations are serving as such members and whose present business address is, unless otherwise indicated, c/o Wolters Kluwer, Stadhouderskade 1, 1000 AV Amsterdam, The Netherlands.

NAME AND BUSINESS ADDRESS                                            OFFICE
------------------------------  ---------------------------------------------------------------------------------

C.J. Brakel...................  Chairman since 1995; Member since 1981.

C.H. van Kempen...............  Member since 1993; Chief Executive Officer of Wolters Kluwer Italy, an indirect wholly owned subsidiary of Wolters Kluwer, from 1990 through 1993.

Robert Pieterse...............  Member since 1987.

Peter W. van Wel..............  Member since 1993; President and Chief Executive Officer of the Parent, from 1990 through 1993, and from 1996 to the present.

EXECUTIVE OFFICERS

    The names of the Executive Officers of Wolters Kluwer, whose present principal occupations are serving as such officers, are:

NAME AND BUSINESS ADDRESS                                            OFFICE
------------------------------  ---------------------------------------------------------------------------------

Hans E.M. van Dinter..........  Chief Financial Officer for more than the past five years.

A.S.F. Kuipers................  Director of Business Development since January 1995; prior to 1995,
                                Managing Director of BBI Publishers.

Marcel L. Mock................  Head of the Legal Department and Secretary to the Executive Board since June 1997 and November 1997, respectively. Prior to 1997, European Legal Officer and
                                Statutory Director of Hunter Douglas Europe B.V.

M.H. Sanders..................  Director of Personnel & Organization for more than five years.

    2. MEMBERS OF THE EXECUTIVE BOARD OF WOLTERS KLUWER INTERNATIONAL. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Executive Board of Wolters Kluwer International. Each such person is a citizen of The Netherlands, and the business address of each such person is c/o Wolters Kluwer, Stadhouderskade 1, 1000 AV Amsterdam, The Netherlands.

                                                                          INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                       OFFICE                        EMPLOYMENT (PRESENT/PAST)
---------------------------------  ---------------------------------  ------------------------------------------
Hans E.M. van Dinter.............  Member                             Chief Financial Officer of Wolters Kluwer
                                                                      for more than the past five years.

Marcel L. Mock...................  Member                             Head of the Legal Department and Secretary
                                                                      to the Executive Board of Wolters Kluwer
                                                                      since June 1997 and November 1997,
                                                                      respectively. Prior to 1997, European
                                                                      Legal Officer and Statutory Director of
                                                                      Hunter Douglas Europe B.V.

    3. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Director and Executive Officer of the Parent. Unless otherwise indicated, each such person is a citizen of The Netherlands, each occupation set forth opposite an individual's name refers to employment with Wolters Kluwer and the business address of each such person is c/o Wolters Kluwer, Stadhouderskade 1, 1000 AV Amsterdam, the Netherlands.

                                                                          INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                       OFFICE                        EMPLOYMENT (PRESENT/PAST)
---------------------------------  ---------------------------------  ------------------------------------------

Peter W. van Wel.................  Chairman of the Board from 1994    Member of the Executive Board of Wolters
  c/o Wolters Kluwer               to the present, President and      Kluwer since 1993; President and Chief
  United States Inc.               Chief Executive Officer from 1990  Executive Officer of the Parent from 1990
  161 North Clark Street           to 1993 and from 1996 to the       to 1993 and 1996 to the present.
  48th Floor                       present
  Chicago, IL 60601

C.J. Brakel......................  Director                           Chairman of the Executive Board of Wolters
                                                                      Kluwer since 1995; member since 1981.

                                                                          INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                       OFFICE                        EMPLOYMENT (PRESENT/PAST)
---------------------------------  ---------------------------------  ------------------------------------------
C.H. van Kempen..................  Director                           Member of the Executive Board of Wolters
                                                                      Kluwer since 1993. Chief Executive Officer
                                                                      of Wolters Kluwer Italy, an indirect
                                                                      wholly owned subsidiary of Wolters Kluwer,
                                                                      from 1990 through 1993.

R. Pieterse......................  Director                           Member of the Executive Board since 1987.

Mary Martin Rogers...............  Director                           Chief Executive Officer of Lippincott-
  c/o Lippincott-Raven                                                Raven Publishers, Inc. since 1995. Prior
  Publishers, Inc.                                                    to 1995, Chief Executive Officer of Raven
  227 East Washington Square                                          Press, Ltd. for more than five years.
  Philadelphia, PA 19106
  (U.S. Citizen)

Hugh J. Yarrington...............  Director                           Chief Executive Officer of CCH
  c/o CCH Incorporation                                               Incorporated since 1996. Head of the
  2700 Lake Cook Road                                                 Knowledge Organization of CCH Incorporated
  Riverwoods, IL 60015                                                since 1993.
  (U.S. Citizen)

John Marozsan....................  Director                           Chief Operating Officer of CCH
  c/o CCH Incorporation                                               Incorporated since 1996. Prior to 1996,
  2700 Lake Cook Road                                                 President of Aspen Publishers, Inc. for
  Riverwoods, IL 60015                                                more than five years.
  (U.S. Citizen)

Bruce C. Lenz....................  Executive Vice President and       Executive Vice President and Chief
  c/o Wolters Kluwer               Chief Financial Officer            Financial Officer of the Parent for more
  United States Inc.                                                  than five years.
  161 N. Clark Street
  48th Floor
  Chicago, IL 60601-3221
  (U.S. Citizen)

    4. DIRECTORS AND EXECUTIVE OFFICERS OF WK AMERICA. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Director and Executive Officer of WK America. Unless otherwise indicated, each such person is a citizen of The Netherlands. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with WK America.

                                                                          INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                       OFFICE                        EMPLOYMENT (PRESENT/PAST)
---------------------------------  ---------------------------------  ------------------------------------------
Peter W. van Wel.................  Chairman of the Board and          Member of the Executive Board
  c/o Wolters Kluwer               President                          of Wolters Kluwer since 1993; President
  United States Inc.                                                  and Chief Executive Officer of the Parent
  161 North Clark Street                                              from 1990 to 1993 and 1996 to the present.
  48th Floor
  Chicago, Il. 60601

C.J. Brakel                        Director                           Chairman of the Executive Board of Wolters
                                                                      Kluwer since 1995; member since 1981.

                                                                          INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                       OFFICE                        EMPLOYMENT (PRESENT/PAST)
---------------------------------  ---------------------------------  ------------------------------------------
Bruce C. Lenz....................  Secretary and Treasurer            Executive Vice President and Chief
  c/o Wolters Kluwer                                                  Financial Officer of the Parent for more
  United States Inc.                                                  than five years.
  161 North Clark Street
  48th Floor
  Chicago, IL 60601
   (U.S. Citizen)

    5. DIRECTORS AND EXECUTIVE OFFICERS OF LIPPINCOTT-RAVEN PUBLISHERS. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Director and Executive Officer of Lippincott-Raven Publishers, Inc. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual's name refers to employment with Lippincott-Raven Publishers.

                                                                          INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                       OFFICE                        EMPLOYMENT (PRESENT/PAST)
---------------------------------  ---------------------------------  ------------------------------------------

Peter W. van Wel.................  Chairman of the Board              Member of the Executive Board of Wolters
  c/o Wolters Kluwer                                                  Kluwer since 1993; President and Chief
  United States Inc.                                                  Executive Officer of the Parent from 1990
  161 North Clark Street                                              to 1993 and from 1996 to the present.
  48th Floor
  Chicago, IL 60601-3221
  (Citizen of The Netherlands)

C. J. Brakel.....................  Director                           Chairman of the Executive Board of Wolters
  c/o Wolters Kluwer nv                                               Kluwer since 1995, member since 1981.
  Stadhouderstade
  1000 AV Amesterdam
  The Netherlands
  (Citizen of The Netherlands)

Mary M. Rogers...................  Director and Chief Executive       Chief Executive Officer since 1995. Prior
  c/o Lippincott-Raven             Officer, Co-President              to 1995, Chief Executive Officer of Raven
  Publishers, Inc.                                                    Press, Ltd. for more than five years.
  Philadelphia, PA

Joseph W. Lippincott III.........  Director and Co-President          Co-President since 1995. Prior to 1995,
  c/o Lippincott-Raven                                                Vice President of J.B. Lippincott Company
  Publishers, Inc.                                                    for more than five years.
  Philadelphia, PA

Vincent J. Parker................  Executive Vice President           Executive Vice President for more than
  c/o Lippincott-Raven                                                five years.
  Publishers, Inc.
  Philadelphia, PA

Bruce C. Lenz....................  Secretary and Treasurer            Executive Vice President and Chief
  c/o Wolters Kluwer                                                  Financial Officer of Parent for more than
  United States Inc.                                                  five years.
  161 North Clark Street
  48th Floor
  Chicago, IL 60601

    6. DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Director and Executive Officer of the Offeror. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual's name refers to employment with the Parent.

                                                                          INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                       OFFICE                        EMPLOYMENT (PRESENT/PAST)
---------------------------------  ---------------------------------  ------------------------------------------

Peter W. van Wel.................  Director                           Member of the Executive Board of Wolters
  c/o Wolters Kluwer                                                  Kluwer since 1993; President and Chief
  United States Inc.                                                  Executive Officer of the Parent from 1990
  161 N. Clark Street                                                 to 1993 and from 1996 to the present.
  48th Floor
  Chicago, Il. 60601-3221
  (Citizen of The Netherlands)

Mary Martin Rogers...............  Director and President             Chief Executive Officer of Lippincott-
  c/o Lippincott-Raven                                                Raven Publishers, Inc. since 1995. Prior
  Publishers, Inc.                                                    to 1995, Chief Executive Officer of Raven
  227 East Washington Square                                          Press, Ltd. for more than five years.
  Philadelphia, PA. 19106

Bruce C. Lenz....................  Director, Vice President and       Executive Vice President and Chief
  c/o Wolters Kluwer               Secretary and Treasurer            Financial Officer of the Parent for more
  United States Inc.                                                  than five years.
  161 N. Clark Street
  48th Floor
  Chicago, IL 60601-3221

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its broker, dealer, commercial bank or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:
                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK

                  BY MAIL:                                       BY HAND:

        Morgan Guaranty Trust Company            Securities Transfer & Reporting Services
          Corporate Reorganization                                (STARS)
                P.O. Box 8216                                   55 Broadway
            Boston, MA 02266-8216                                3rd Floor
                                                            New York, NY 10006

            BY OVERNIGHT COURIER:                       BY FACSIMILE TRANSMISSION:

        Morgan Guaranty Trust Company                         (781) 794-6333
  c/o State Street Corporate Reorganization
             70 Campanelli Drive                           CONFIRM BY TELEPHONE:
             Braintree, MA 02184                              (781) 794-6388

    Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or the Dealer Manager and will be furnished promptly at the Offeror's expense. A stockholder may also contact its broker, dealer, commecial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                 BANKS AND BROKERS CALL COLLECT (212) 440-9800
                    ALL OTHERS CALL TOLL FREE (800) 223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                     CREDIT SUISSE FIRST BOSTON CORPORATION

                             ELEVEN MADISON AVENUE
                            NEW YORK, NY 10010-3629
                         CALL TOLL FREE (800) 881-8320